SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-A/A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


                                SPECTRASITE, INC.
             (Exact Name of Registrant as Specified in its Charter)


               DELAWARE                                        56-2027322
(State of Incorporation or Organization)           (IRS Employer Identification)


                       100 REGENCY FOREST DRIVE, SUITE 400
                           CARY, NORTH CAROLINA 27511
               (Address of Principal Executive Offices) (Zip Code)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

     Title of Each Class                     Name Of Each Exchange on Which
     To Be So Registered                     Each Class Is To Be Registered
--------------------------------------------------------------------------------
           NONE. NONE.


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                          Common Stock, par value $0.01


            This registration statement contains a total of 5 pages.


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                          DESCRIPTION OF CAPITAL STOCK

In connection with the effectiveness of the Plan of Reorganization of SpectraSite, Inc. (the "Company") (the "Plan"), the Company is issuing shares of new common stock, par value $.01 per share ("New Common"). In accordance with the Plan, the Company amended and restated its certificate of incorporation on February 10, 2003 to provide for the authority to issue 23,750,000 shares of New Common. In addition, 1,250,000 shares of common stock are reserved for issuance upon exercise of warrants.

The following is a summary of the material terms and provisions of SpectraSite's capital stock. SpectraSite's third amended and restated certificate of incorporation authorizes the issuance of 290,000,000 shares of capital stock, divided into 250,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of preferred stock, $0.01 par value per share.

COMMON STOCK

The common stock is entitled to one vote per share. The common stock holders have no preemptive rights, cumulative rights, subscription, redemption, sinking fund or conversion rights and preferences. The common stock holders will be entitled to receive such dividends as the board of directors may declare out of funds legally available for that purpose. All outstanding shares of common stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

SpectraSite has 40,000,000 authorized, but unissued, shares of preferred stock, $0.01 par value per share. Although the rights and designations of the preferred stock are currently undefined, SpectraSite's board of directors is authorized to establish the voting powers, if any, of the shares of such series, and the preferences and relative participating, optional and other special rights of each series of preferred stock, provided, however, the Board shall not have the authority to issue any series of preferred stock if the purpose of such issuance is to implement, or to facilitate the implementation of, a "poison pill" or other similar shareholder rights plan or other plan whose primary intent is to impede an acquisition of SpectraSite or an acquisition of substantially all of SpectraSite's subsidiaries or assets, unless any such issuance is approved by the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of SpectraSite, voting together as a single class.

DELAWARE LAW ANTI-TAKEOVER LAW

Section 203 of the Delaware General Corporation Law prohibits SpectraSite from engaging in a "business combination" with an "interested stockholder." This restriction applies for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes (1) mergers,
(2) asset sales and (3) other transactions resulting in a financial benefit to an interested stockholder. Generally, an "interested


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stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of SpectraSite's' voting stock. Section 203 could delay, defer or prevent a change in control of SpectraSite. It might also reduce the price that investors might be willing to pay in the future for shares of common stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

The third amended and restated certificate of incorporation provides that directors of SpectraSite will not be personally liable to SpectraSite or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1) for any breach of the director's duty of loyalty to SpectraSite or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under provision of Delaware law relating to unlawful payment of dividends or unlawful stock purchases or redemptions of stock; or (4) for any transaction from which the director derives an improper personal benefit.

As a result of this provision, SpectraSite and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

The third amended and restated certificate of incorporation provides for the indemnification of directors and officers of SpectraSite and any person who is or was serving at the request of SpectraSite as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise and any person who was or is serving at the request of SpectraSite as a trustee or administrator under an employee benefit plan to the fullest extent authorized by, and subject to, the conditions set forth, in the Delaware General Corporation Law, against all expenses and liabilities. The indemnification provided under the third amended and restated certificate of incorporation includes the right to be paid by SpectraSite the expenses in advance of any proceeding for which indemnification may be had in advance of its final disposition.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.




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ITEM 2.  EXHIBITS.

         3.1 Third Amended and Restated Certificate of Incorporation of SpectraSite Holdings, Inc. (incorporated by reference to
                  Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant on February 11, 2003).

         3.2 Second Amended Bylaws of SpectraSite Holdings, Inc. (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by the Registrant on February 11,
                  2003).





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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           SPECTRASITE, INC.



                                           /s/ Steven Lilly
                                           --------------------------------
                                           Name:  Steven Lilly
                                           Title: Vice President



DATE:  February 11, 2003



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